FOR IMMEDIATE RELEASE

RCS Capital Corporation Closes $50 Million Private Placement of Class A Common Stock

New York, New York, June 10, 2014 – RCS Capital Corporation (NYSE: RCAP) (“RCAP”) announced the closing of its previously announced private placement of 2,469,136 shares of RCAP Class A common stock by RCAP to Luxor Capital Group, LP, at $20.25 per share, for gross proceeds to the Company of $50.0 million, exclusive of closing fees and expenses.

RCAP intends to use the proceeds of the private placement: (i) to fund cash consideration and other costs required to complete certain pending acquisitions; (ii) to meet certain repayment and funding obligations under RCAP’s existing credit facilities not related to repayment of principal outstanding under such credit facilities; (iii) to pay fees payable in connection with certain private offerings; (iv) to pay outstanding indebtedness in connection with a pending acquisition; and (v) for general corporate purposes, including other acquisitions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About RCAP

RCS Capital Corporation (NYSE: RCAP) is an investment firm expressly focused on the retail investor. RCAP is engaged in the wholesale distribution, investment banking and capital markets businesses, a retail advice business and a research business focused on alternative investments. Upon closing of pending acquisitions of additional independent broker-dealers and an investment manager, RCAP will also operate a family of independent broker-dealers and an investment manager. RCAP’s business is designed to capitalize, support, grow and manage direct investment and alternative investment programs, and to serve independent financial advisors and their clients.

Important Notice

The statement in this press release include statements regarding the intent, belief or current expectations of RCAP and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including our ability to consummate our pending acquisitions of businesses other than Cetera. Additional factors that may affect future results are contained in RCAP's filings with the SEC, which are available at the SEC's website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Inquiries:

Anthony J. DeFazio SVP of Public Relations DDCwork tdefazio@ddcworks.com (484) 342-3600	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (866) 904-2988